                    [NM ROTHSCHILD & SON LIMITED LETTERHEAD]

To:      Randgold Resources Limited

Attn:    Mark Bristow/Roger Williams

From:    Metal Confirmation Unit


             STRUCTURED PRECIOUS METALS OPTION AND LOAN CONFIRMATION

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1991 ISDA Definitions, the 1998 Supplement to the 1991 ISDA Definitions, the 1993 Commodity Definitions and the 1997 ISDA Short Form Bullion Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions this Confirmation, and this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 9th March 2000, as amended supplemented from time to time (the "Agreement"), between us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.


TRADE DATE:  23-AUG-02

----------------------------------------------------------------------------------------------------------------------------------
                                                                PREMIUM        PREMIUM       PREMIUM                   MATURITY
   TRADE ID       WE     PUT/CALL    FINE OUNCES    STRIKE    RATE PER OZ      AMOUNT         DATE      EXPIRY DATE      DATE
----------------------------------------------------------------------------------------------------------------------------------
   2737497       Sold      Call       12,375.00    $349.950     $12.160      $150,480.00    28-Aug-02    28-Jan-04     30-Jan-04
   2737496       Sold      Call       12,375.00    $350.600     $12.160      $150,480.00    28-Aug-02    25-Feb-04     27-Feb-04
   2737495       Sold      Call       12,375.00    $351.250     $12.160      $150,480.00    28-Aug-02    29-Mar-04     31-Mar-04
   2737494       Sold      Call       12,375.00    $351.900     $12.160      $150,480.00    28-Aug-02    28-Apr-04     30-Apr-04
   2737493       Sold      Call       12,375.00    $352.550     $12.160      $150,480.00    28-Aug-02    26-May-04     28-May-04
   2737492       Sold      Call       12,375.00    $353.200     $12.160      $150,480.00    28-Aug-02    28-Jun-04     30-Jun-04
   2737491       Sold      Call       12,375.00    $353.850     $12.160      $150,480.00    28-Aug-02    28-Jul-04     30-Jul-04
   2737490       Sold      Call       12,375.00    $354.500     $12.160      $150,480.00    28-Aug-02    27-Aug-04     31-Aug-04
   2737489       Sold      Call       12,375.00    $355.150     $12.160      $150,480.00    28-Aug-02    28-Sep-04     30-Sep-04
   2737488       Sold      Call       12,375.00    $355.800     $12.160      $150,480.00    28-Aug-02    27-Oct-04     29-Oct-04
   2737487       Sold      Call       12,375.00    $356.450     $12.160      $150,480.00    28-Aug-02    26-Nov-04     30-Nov-04
   2737486       Sold      Call       12,375.00    $357.100     $12.160      $150,480.00    28-Aug-02    29-Dec-04     31-Dec-04

Total premiums due value 28-Aug-02 are $1,805,760.00

You have bought these gold call options to offset existing positions with N M Rothschild & Sons Limited ("Rothschild") and therefore we confirm that those original positions are now cancelled. On this basis it is agreed that both Parties will delete the option contacts from their relevant systems.

In lieu of the premium due Rothschild has agreed to lend to Randgold Resources the sum of $1,805,760.00 value 28/8/02 on a pre-agreed repayment schedule that will see these funds repaid monthly through calendar 2004. NMR will effect 12 loans each of $150,480.00 from 28th August 2002 to each of the value dates of the gold call options. Interest on each loan will be payable on the value date of the relevant gold call option.

The applicable interest rate will be the relevant interbank rate for the interest period plus a margin of 3% p.a. The rate quoted will be a zero coupon rate as it will allow for the interest being paid on each loan at its maturity with no interim coupon payments.

The loan repayment schedule is itemised below.

------------------------------------------------------------------------------------------------------------------
                                                                                      INTEREST       TOTAL AT
CONTRACT NUMBER     OUR        PRINCIPAL         FROM           TO         RATE      RECEIVABLE      MATURITY
------------------------------------------------------------------------------------------------------------------
    2064041         Loan      $150,480.00      28-Aug-02     30-Jan-04     5.21%     $11,324.46     $161,804.46
    2064042         Loan      $150,480.00      28-Aug-02     27-Feb-04     5.27%     $12,071.67     $162,551.67
    2064043         Loan      $150,480.00      28-Aug-02     31-Mar-04     5.34%     $12,968.62     $163,448.62
    2064044         Loan      $150,480.00      28-Aug-02     30-Apr-04     5.40%     $13,791.49     $164,271.49
    2064045         Loan      $150,480.00      28-Aug-02     28-May-04     5.47%     $14,610.48     $165,090.48
    2064046         Loan      $150,480.00      28-Aug-02     30-Jun-04     5.54%     $15,561.64     $166,041.64
    2064047         Loan      $150,480.00      28-Aug-02     30-Jul-04     5.61%     $16,461.76     $166,941.76
    2064048         Loan      $150,480.00      28-Aug-02     31-Aug-04     5.68%     $17,426.92     $167,906.92
    2064049         Loan      $150,480.00      28-Aug-02     30-Sep-04     5.74%     $18,330.80     $168,810.80
    2064050         Loan      $150,480.00      28-Aug-02     29-Oct-04     5.80%     $19,225.49     $169,705.49
    2064051         Loan      $150,480.00      28-Aug-02     30-Nov-04     5.88%     $20,277.18     $170,757.18
    2064052         Loan      $150,480.00      28-Aug-02     31-Dec-04     5.94%     $21,253.80     $171,733.80

Total interest due is $193,304.31

Total amount repayable is $1,999,064.31

Any Event of Default or Termination Event, howsoever defined in the above mentioned Agreement and the Loan Agreement dated 17th September 2001 among Randgold Resources Limited as the Borrower and N M Rothschild & Sons Limited, Societe Generale, and Standard Bank (London) Limited as the Lenders, will constitute an Event of Default or Termination Event, as appropriate, under this Transaction.

Time of dealing available on request

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing a copy of this Confirmation and returning it to us immediately.

Please telephone or telex us immediately should the particulars of this Confirmation not be in accordance with your understanding.

We agree the above:
Signed on behalf of
Randgold Resources Limited /s/ R.A. Williams

Date:    30/8/2002



















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